mwe.com

Exhibit No. 5.1

ReNew Energy Global Plc
c/o Vistra (UK) Ltd
3rd Floor, 11-12 St. James’s Square
London
SW1Y 4LB
United Kingdom

5 October 2023

Dear Sirs

ReNew Energy Global Plc – Registration Statement on Form S-8

Exhibit 5.1 English Legal Opinion

1.
Background
1.1
We have acted for ReNew Energy Global Plc, a public limited company incorporated under the laws of England and Wales (the Company), as its legal advisers on English law in connection with the preparation and filing of the registration statement on Form S-8 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the Registration Statement), filed with the United States Securities and Exchange Commission (the SEC) pursuant to the Securities Act of 1933, as amended (the Securities Act).
1.2
The Registration Statement is being filed in connection with the registration of an additional number up to 21,969,843 of Class A ordinary shares of $0.0001 each in the capital of the Company (the Shares) which may become issuable under the ReNew Energy Global Plc 2021 Incentive Award Plan, as amended, and up to 1,000,000 Shares which may become issuable under the ReNew Energy Global Plc Non-Employee 2021 Incentive Award Plan, as amended with effect from 12 September 2023 (both plans together the Incentive Plans).
1.3
On 5 October 2023 at 09:55 (London time) we carried out a search on an online service provided by Companies House (the Company Search) and on 5 October 2023 at 09:56 (London time) we made a search of the Central Registry of Winding-Up Petitions at the English High Court with respect to the Company (the Winding-Up Enquiry and, together with the Company Search, the Searches).
1.4
In rendering this opinion, we have examined and relied upon copies of the following documents:
1.4.1
the Registration Statement;

22 Bishopsgate London EC2N 4BQ Tel +44 20 7577 6900 Fax +44 20 7577 6950

McDermott Will & Emery UK LLP is a limited liability partnership regulated by the Solicitors Regulation Authority and registered in England and Wales, registered number OC311909. The members are solicitors or registered foreign lawyers. A list of members’ names and their professional qualifications is available for inspection at the principal place of business and registered office shown above.

1.4.2
the certificates of incorporation dated 23 February 2021 and incorporation on re-registration as a public company dated 12 May 2021 of the Company, as obtained from the Company Search;
1.4.3
the minutes of the general meeting of the Company held on 12 September 2023 (the AGM) (the AGM Minutes), as provided by the Company;
1.4.4
certain resolutions passed at a general meeting of the Company on 20 August 2021, as obtained from the Company Search (together with the resolutions contained in the AGM Minutes, the Shareholder Resolutions);
1.4.5
the articles of association of the Company in force during the AGM (the Old Articles), as obtained from the Company Search;
1.4.6
the articles of association of the Company adopted at the AGM with effect from its conclusion (the New Articles), as provided by the Company;
1.4.7
certified extracts from written resolutions of the directors of the Company (the Board) passed on 20 August 2021 and the minutes of a meeting of the board held on 5-6 June 2023 respectively approving the adoption and amendment of the Incentive Plans (the Board Resolutions and, together with the Shareholder Resolutions, the Corporate Approvals), as provided by the Company; and
1.4.8
the Incentive Plans, as provided by the Company.
1.5
Those documents and Searches are the only documents or records we have examined and the only searches and enquiries we have carried out for the purposes of giving this opinion. We have made no further enquiries concerning the Company or any other matter for the purposes of giving this opinion.
2.
Assumptions and Qualifications
2.1
We have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any document. We express no opinion as to matters of fact.
2.2
This opinion applies as at the date of this letter. We expressly disclaim any obligation to update this opinion for changes in law or events occurring after that date.
2.3
In giving this opinion we have assumed:
2.3.1
the genuineness of all signatures, seals and stamps on all documents examined by us;
2.3.2
that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual he or she claims to be and holds the office he or she claims to hold;
2.3.3
the authenticity and completeness of all documents submitted to us as originals;
2.3.4
the conformity with the original documents of all documents reviewed by us as copies and the authenticity and completeness of all such original documents;
2.3.5
that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;
2.3.6
that any documents examined by us which are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding under the laws by which they are (and are expressed to be) governed;

2.3.7
that each of the Board Resolutions was duly passed either as a written resolution by all the directors of the Company entitled to vote or by the requisite majority of the directors of the Company entitled to vote at a meeting of the Board duly convened and held at which a quorum of eligible directors was present throughout, and that each of them has not been and will not be amended or rescinded and remains and will remain in full force and effect;
2.3.8
that the Shareholder Resolutions were duly passed at meetings of the shareholders of the Company duly convened and held and throughout which a valid quorum of shareholders entitled to vote on the resolutions were present, that the minutes and filed prints of resolutions we inspected are a true record of the proceedings of the relevant meeting and that each resolution recorded therein has not been and will not be amended or rescinded and remains in full force and effect;
2.3.9
that the directors of the Company have exercised, and will exercise, their powers in accordance with their duties under all applicable laws and the Old Articles and the New Articles (as applicable) in respect of the Incentive Plans and any actions contemplated by, or authority under, the Corporate Approvals;
2.3.10
that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Incentive Plans or the Corporate Approvals;
2.3.11
that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches but was not so disclosed;
2.3.12
that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;
2.3.13
that on each date on which any Shares are allotted or issued or any rights to subscribe for or to convert any security into Shares are granted (each an Allotment Date) the New Articles and each of the Incentive Plans will remain in full force without amendment and the Company will have complied with the New Articles and each of the Incentive Plans and all applicable laws relevant to the allotment and issue of those Shares or grant of those rights;
2.3.14
that as at each Allotment Date the documents examined, and the results of the searches and enquiries made, as set out in paragraph 1, would not be rendered untrue, inaccurate, incomplete or out of date by reference to subsequent facts, matters, circumstances or events;
2.3.15
that each allotment and issue of Shares and each grant of any rights to subscribe for or to convert any security into Shares will be made pursuant to and in accordance with a resolution of the Board or a duly authorized committee of the Board duly passed either as a written resolution by all the directors (or committee members) entitled to vote or by the requisite majority of the directors (or committee members) entitled to vote at a meeting of the Board (or committee) duly convened and held at which a quorum of eligible directors (or committee members) was present throughout;
2.3.16
that there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time after any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Shares or the grant of any rights to subscribe for or to convert any security into

Shares and no additional document between any relevant parties which would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us for the purposes of giving this opinion;
2.3.17
that as at each Allotment Date, the directors of the Company will have sufficient available and unrevoked authority and powers conferred upon them to allot and issue, or grant the relevant rights to subscribe for or to convert any security into, the relevant Shares under section 551 of the Companies Act and (to the extent necessary) under section 570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment, issue or grant;
2.3.18
that all grants of awards under the Incentive Plans will be made in accordance with the applicable Incentive Plans (to the extent necessary) duly authorized, executed and delivered on behalf of the Company and each other party;
2.3.19
that all rights to subscribe for or to convert any security into Shares pursuant to the Incentive Plans will be exercised, and the Shares to which the holder is entitled thereupon will be allotted and issued, in accordance with the terms of the applicable Incentive Plans, the terms of the relevant grant, the New Articles, all relevant Board resolutions, all other applicable agreements and instruments and all applicable laws, and the relevant holder will have complied with all other requirements of all of the foregoing in connection therewith;
2.3.20
that at the time of each allotment or issue of any Shares, the Company will have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the exercise price payable for such Shares (and we express no opinion on whether any form of consideration contemplated by the Incentive Plans or the terms of any award, or any arrangements for ‘cashless’ exercise, will satisfy this requirement) and will have entered the holder or holders thereof in the register of members of the Company showing that all such Shares have been fully paid up as to their nominal value and any premium thereon as at the allotment or issue date;
2.3.21
that no Shares will be allotted or issued, or are or will be committed to be allotted or issued, at a discount to their nominal value and no unlawful commission has been or will be paid in connection with such allotment or issue;
2.3.22
that none of the Shares or rights to subscribe for or convert any security into Shares have been or will be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (FSMA) or any other laws or regulations concerning offers of securities to the public, and no communication has been or will be made in relation to the Shares or such rights in breach of section 21 of the FSMA or any other laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;
2.3.23
that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, administration, winding-up, dissolution, reorganization or bankruptcy or similar procedures in other relevant jurisdictions, of, or for the commencement of a moratorium in respect of or the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt;
2.3.24
the absence of fraud or mutual mistake of fact or law;

2.3.25
that all requirements and conditions precedent (save for any matters of English law on which we expressly opine in this letter) for any of the documents referred to herein to be entered into or for the consummation of any relevant transactions referred to herein were or will be satisfied at the relevant time; and
2.3.26
except to the extent expressly set out in the opinions given in this letter, no consents, approvals, authorizations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution and performance (as applicable) of any of the documents referred to herein or the actions contemplated by the Incentive Plans or the Corporate Approvals by any of the parties thereto or if such consents, approvals, authorizations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits and are, or will be, in full force and effect.
2.4
We express no opinion in relation to the legality, enforceability or validity of the Incentive Plans or any award agreement entered into, or award made, under or in connection with them.
2.5
In relation to the Searches, it should be noted that the information revealed by them may not be true, accurate, complete or up to date. In particular, but without limitation:
2.5.1
there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;
2.5.2
there is no requirement to register with the Registrar of Companies notice of a petition for the winding up of, or application for an administration order in respect of, a company, and such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;
2.5.3
the results of the Winding-Up Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Registry of Winding-Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Registry or entered on its records immediately or, if presented to a County Court, at all; and
2.5.4
in each case, further information might have become available on the relevant register after the Searches were made.
3.
Opinion
3.1
On the basis of and subject to paragraph 1 (Background) and paragraph 2 (Assumptions and Qualifications), we are of the opinion that the Shares, if and when allotted and issued in accordance with the relevant Incentive Plans and the terms of the relevant grant and registered in the name of the recipient in the register of members of the Company, will (subject to the receipt of valid consideration by the Company for their issue in accordance with the foregoing) be validly issued, fully paid or credited as fully paid and not subject to any call for payment of further capital.
3.2
This opinion is strictly limited to the matters expressly stated in this paragraph 3 and is not to be construed as extending by implication to any other matter.

4.
Law
4.1
This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.
4.2
This opinion relates only to English law as applied by the English courts as at today’s date.
4.3
We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.
4.4
We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by this opinion would or might affect this opinion.
4.5
We express no opinion on the compliance of the Incentive Plans, or any award made under them, with the rules or regulations of the SEC or any securities exchange that are applicable to the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

This opinion is addressed to you solely for your benefit in connection with the Registration Statement and may be relied upon by you and persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ McDermott Will & Emery UK LLP